Exhibit 21.1

SUBSIDIARIES OF PATRIOT NATIONAL, INC.

NAME OF SUBSIDIARY [1]	JURISDICTION OF INCORPORATION/ORGANIZATION
Patriot Services, Inc.	Delaware
Contego Investigative Services, Inc.	Delaware
Contego Services Group, LLC [2]	Delaware
Global HR Research, Inc.	Delaware
Patriot Captive Management, Inc.	Delaware
Patriot Captive Management (Cayman), Ltd.	Cayman Islands
Patriot Captive Management (Bahamas), Ltd.	Bahamas
Patriot Care, Inc.	Delaware
Patriot Care Management, Inc.	Delaware
Patriot Claim Services, Inc.	Delaware
Patriot Legal Services, Inc.	Delaware
Patriot Risk Services, Inc.	Delaware
Corporate Claims Management, Inc.	Delaware
CWI Benefits, Inc.	Delaware
Forza Lien, Inc.	Delaware
Patriot Benefits Administrators, Inc.	Delaware
Patriot Technology Solutions, Inc.	Delaware
Decision UR, LLC [3]	California
InsureLinx, Inc.	Delaware
Vikaran Technology Solutions, Inc.	Delaware
Patriot Underwriters, Inc.	Delaware
CompLinx Insurance Agency, Inc.	Delaware
TriGen Hospitality Group, Inc.	Delaware
Patriot Audit Services, Inc.	Delaware
Patriot Risk Consultants, Inc.	Delaware
PN India Holdings	Mauritius
Mehta & Pazol Consulting Services Private Ltd.	India
TriGen Insurance Solutions, Inc.	Delaware

[1]	Patriot National, Inc. owns, directly or indirectly, 100% of its subsidiaries with the exception of Contego Services Group, LLC and Decision UR, LLC.
[2]	Patriot Services, Inc. owns 97% of Contego Services Group, LLC. Steven M. Mariano maintains a 3% membership interest in Contego Services Group, LLC.
[3]	Patriot Technology Solutions, Inc. owns 98.8% of Decision UR, LLC. Kevin Hamm maintains a 1.2% membership interest in Decision UR, LLC.